EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Amendment No.1 to the Registration Statement (Form S-3 No. 333-143244) and related Prospectus of Meadowbrook Insurance Group, Inc. for the registration of 2,657,935 shares of its common stock and to the incorporation by reference therein of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedules of Meadowbrook Insurance Group, Inc., Meadowbrook Insurance Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Meadowbrook Insurance Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Detroit, Michigan
June 8, 2007